Exhibit 21.1

SUBSIDIARIES OF ARES SPORTS, MEDIA AND ENTERTAINMENT OPPORTUNITIES LP

(As of December 15, 2025)

Name	Jurisdiction
ASME O CYM Holdings LP	Cayman Islands
ASME O Holdings I LP	Delaware
ASME O Holdings II LP	Delaware
ASME O Holdings III LP	Delaware
ASME O Holdings IV LLC	Delaware
ASME O Holdings LLC	Delaware